NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	February 8, 2011

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Record Fourth Quarter Earnings of $1.39 per Diluted Share
Full Year Earnings of $3.48 per Diluted Share
Earnings Led by Both the Grain & Ethanol and Plant Nutrient Groups

MAUMEE, OHIO, FEBRUARY 8, 2011—The Andersons, Inc. (Nasdaq: ANDE), today announced record fourth quarter net income attributable to the company of $25.8 million, or $1.39 per diluted share, on revenues of $1.2 billion. In the same three month period of 2009, the company reported income of $16.2 million, or $0.88 per diluted share, on revenues of $916 million. The company’s 2010 full year results were its second highest with earnings of $64.7 million, or $3.48 per diluted share, on $3.4 billion of revenues. In the prior year, the company earned $38.4 million, or $2.08 per diluted share, and total revenues were $3.0 billion.

The Grain & Ethanol Group’s 2010 operating income was a record $81.4 million. This compares to operating income of $51.4 million in 2009. These results were led by the grain business, which achieved a best ever performance due primarily to strong space income. The ethanol business and the investment in Lansing Trade Group also had solid performances. Total 2010 revenues for the Grain & Ethanol Group were $2.4 billion; this includes $928 million of grain and ethanol sales made in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In 2009, the group’s total revenues were $2.2 billion and included $806 million of the previously mentioned sales. For the fourth quarter, the group’s operating income was a record $38.6 million, in contrast to $27.8 million earned during the same period in 2009. The fourth quarter increase in operating income was due to markedly improved results in both the grain business and Lansing Trade Group. The grain business benefited from significant space income and the net reversal of $6.7 million of reserves following the settlement of a long standing collection matter. The ethanol business returned to profitability in the fourth quarter, but its results were significantly below the same period of the prior year. Total revenues for the fourth quarter were $913 million; in comparison, the group’s revenues for the same period last year were $722 million.

The Plant Nutrient Group ended the year with record operating income of $30.1 million due primarily to an increase in volume of more than 30 percent. In 2009, the group had an operating income of $11.3 million. Revenues for 2010 and 2009 were $619 million and $491 million, respectively. Revenues increased in 2010 due to the volume increase, which was partially offset by a modest decrease in the average selling price. For the fourth quarter, the group’s operating income was a record $8.9 million on $159 million of revenues. Last year the group had operating income of $1.7 million during the same three month period on revenues of $111 million. The significant improvement in the fourth quarter was due to material increases in both volume and gross margin. Volume was up almost 20 percent due to excellent fall application conditions and the continued re-stocking of the retail pipeline. Gross margin increased primarily due to price escalation.

The Rail Group had operating income of $0.1 million in 2010, an improvement over its $1.0 million loss in 2009. Gross profit from the leasing business was significantly lower than the prior year due mainly to lower average utilization and lease rates. The full year results include gains on sales of railcars and related leases of $5.5 million in 2010 and $1.7 million in 2009. The majority of the 2010 gains, or $4.3 million, related to the scrapping of railcars. The average utilization rate for 2010 was 73.6 percent, which was down from the prior year average of 78.1 percent. However, the group ended the year with an improved utilization rate of 81.7 percent. Revenues of $95 million for 2010 were comparable to the $93 million reported in the prior year. The Rail Group had an operating loss of $1.1 million in the fourth quarter on revenues of $22 million. In 2009, the operating loss for the same three month period was $1.5 million on revenues of $21 million.

The Turf & Specialty Group’s full year operating income was $3.4 million on revenues of $124 million. In 2009, the group had operating income of $4.7 million, and total revenues were $125 million. The 2009 results included a $1.3 million non-recurring gain. The group incurred an operating loss of $1.4 million in the fourth quarter on revenues of $18 million. Last year, its operating loss for the same period was $1.1 million on revenues of $19 million.

The Retail Group had an operating loss of $2.5 million in 2010. In the prior year, the group’s operating loss was $2.8 million. Total sales for the group were $151 million in 2010, or 7 percent below the 2009 total of $162 million. The Retail Group’s fourth quarter operating loss was $0.1 million on revenues of $43 million. Last year, during the same three month period, the operating loss was $0.7 million, and total revenues were $42 million.

“Clearly, both our full year and fourth quarter earnings were heavily influenced by the results within our agricultural business units. The record full year and quarterly earnings in both our Grain & Ethanol and Plant Nutrient groups, reflects our solid position in this industry,” CEO Mike Anderson stated. “Our 2010 Rail Group results continue to be negatively impacted by the overall economy. The increase in utilization rate at the end of the year, however, was encouraging to see,” Mr. Anderson added. “We intend to continue to serve our customers and grow this company as we did in 2010 with the addition of O’Malley Grain, B4Grain, and our significant investment in the Iowa Northern Railroad.”

The company will host a webcast on Wednesday, February 9, 2011 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Twelve Months ended
	December 31		December 31
(in thousands, except for per share amounts)	2010	2009	2010	2009
Sales and merchandising revenues	$1,153,969	$915,958	$3,393,791	$3,025,304
Cost of sales and merchandising revenues	1,071,503	846,170	3,112,112	2,769,798

Gross profit	82,466	69,788	281,679	255,506
Operating, administrative and general expenses	48,677	54,560	195,330	199,116
Interest expense	5,942	4,714	19,865	20,688
Other income:
Equity in earnings of affiliates	10,531	15,078	26,007	17,463
Other income — net	2,556	1,925	11,652	8,331

Income before income taxes	40,934	27,517	104,143	61,496
Income tax provision	14,856	9,127	39,262	21,930

Net income	26,078	18,390	64,881	39,566
Net income attributable to the noncontrolling interest	244	2,159	219	1,215

Net income attributable to The Andersons, Inc.	$25,834	$16,231	$64,662	$38,351
Per common share:
Basic earnings	$1.40	$0.89	$3.51	$2.10
Diluted earnings	$1.39	$0.88	$3.48	$2.08
Dividends paid	$0.0900	$0.0875	$0.3575	$0.3475

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31	December 31
(in thousands)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$29,219	$145,929
Restricted cash	12,134	3,123
Accounts receivable, net	152,227	137,195
Margin deposits, net	20,259	27,012
Inventories	647,189	407,845
Commodity derivative assets — current	226,216	24,255
Other current assets	51,314	41,464

Total current assets	1,138,558	786,823
Investments and other assets	223,204	182,989
Commodity derivative assets	18,113	3,137
Railcar assets leased to others (net)	168,483	179,154
Property, plant and equipment (net)	151,032	132,288
	$1,699,390	$1,284,391

Liabilities and shareholders’ equity
Current liabilities:
Commodity derivative liabilities — current	$57,621	$24,871
Other current liabilities	779,122	454,250

Total current liabilities	836,743	479,121
Deferred items and other long-term liabilities	117,984	90,138
Commodity derivative liabilities	3,279	830
Long-term debt non-recourse	13,150	19,270
Long-term debt	263,675	288,756
Shareholders’ equity	464,559	406,276
	$1,699,390	$1,284,391

Segment Data
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended December 31, 2010
Revenues from external customers	$912,638	$22,177	$158,659	$17,578	$42,917	$-	$1,153,969
Gross Profit	41,112	2,449	21,752	5,248	11,905	-	82,466
Equity in earnings (loss) of affiliates	10,528	-	3	-	-	-	10,531
Other income (loss), net	727	412	432	297	204	484	2,556
Income before income taxes	38,837	(1,118)	8,864	(1,416)	(134)	(4,099)	40,934
Income attributable to the noncontrolling interest	(244)	-	-	-	-	-	(244)
Operating income (loss) (a)	38,593	(1,118)	8,864	(1,416)	(134)	(4,099)	40,690
Quarter ended December 31, 2009
Revenues from external customers	$722,294	$21,101	$111,447	$19,400	$41,716	$-	$915,958
Gross Profit	35,692	3,104	14,585	4,956	11,451	-	69,788

Equity in earnings (loss) of affiliates	15,076	-	2	-	-	-	15,078

Other income (loss), net	419	232	160	303	325	486	1,925

Income before income taxes	29,969	(1,471)	1,671	(1,090)	(721)	(841)	27,517

Income attributable to the noncontrolling interest	(2,159)	-	-	-	-	-	(2,159)

Operating income (loss) (a)	27,810	(1,471)	1,671	(1,090)	(721)	(841)	25,358
Twelve months ended December 31, 2010
Revenues from external customers	$2,405,452	$94,816	$619,330	$123,549	$150,644	$-	$3,393,791
Gross Profit	118,490	13,379	79,537	26,937	43,336	-	281,679
Equity in earnings (loss) of affiliates	25,999	-	8	-	-	-	26,007
Other income (loss), net	2,733	4,502	1,298	1,335	608	1,176	11,652
Income before income taxes	81,606	107	30,062	3,443	(2,534)	(8,541)	104,143
Income attributable to the noncontrolling interest	(219)	-	-	-	-	-	(219)
Operating income (loss) (a)	81,387	107	30,062	3,443	(2,534)	(8,541)	103,924
Twelve months ended December 31, 2009
Revenues from external customers	$2,153,978	$92,789	$491,293	$125,306	$161,938	$-	$3,025,304
Gross Profit	106,804	16,816	59,419	25,457	47,010	-	255,506
Equity in earnings (loss) of affiliates	17,452	-	8	-	-	3	17,463
Other income (loss), net	2,319	485	1,755	1,131	683	1,958	8,331
Income before income taxes	52,569	(1,034)	11,294	4,735	(2,843)	(3,225)	61,496
Income attributable to the noncontrolling interest	(1,215)	-	-	-	-	-	(1,215)
Operating income (loss) (a)	51,354	(1,034)	11,294	4,735	(2,843)	(3,225)	60,281
(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.